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                                                                     Exhibit 5.1


                              OWEN NACCARATO, ESQ.
                             NACCARATO & ASSOCIATES
                       18301 Von Karman Avenue, Suite 430
                                Irvine, CA 92612
               Telephone: (949) 851-9261 Facsimile: (949) 851-9262


September 27, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:         Dalrada Financial Corporation
            Form SB-2 Registration Statement

Dear Sir or Madam:

            We have acted as counsel for Dalrada Financial Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of up to 244,571,429 shares of Dalrada Financial Corporation's ("DRDF")(Formerly Imaging Technologies Corporation) common stock, including 64,285,714 shares of common stock issuable to Alpha Capital Aktiengesellschaft upon the conversion of $225,000 in secured convertible debentures at $0.007 per share, up to 64,285,714 shares of common stock issuable to Gamma Opportunity Capital Partners, LP upon the conversion of $225,000 in secured convertible debentures at $0.007 per share, up to 57,142,857 shares of common stock issuable to Longview Fund, L.P. upon the conversion of $200,000 in secured convertible debentures at $0.007 per share, up to 42,857,143 shares of common stock issuable to Stonestreet Limited Partnership upon the conversion of $150,000 in secured convertible debentures at $0.007 per shares and upon the exercise of common stock purchase warrants for an aggregate of 16,000,000 shares at a purchase price per share of 110% of the Closing trade price as reported by Bloomberg L.P. for the OTC Bulletin Board for the trading day preceding but not including the closing date.

            In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

            Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

            Very truly yours,


            /s/ Owen Naccarato, Esq.
                Naccarato & Associates